Exhibit 4.1

OMNI BANCSHARES, INC. AMENDED AND RESTATED

PERFORMANCE AND EQUITY INCENTIVE PLAN

This Amended and Restated OMNI BANCSHARES, INC. Performance and Equity Incentive Plan is made effective this 30th day of December, 2008.

WHEREAS, effective as of December 11, 2000, the Board of Directors of OMNI BANCSHARES, INC. (the “Board”) adopted the OMNI BANCSHARES, INC. Performance and Equity Incentive Plan (the “Plan”);

WHEREAS, the Board desires to amend and restate the Plan to formally comply with the documentary requirements of all governing laws, regulations and related guidance;

NOW THEREFORE, to that end, the OMNI BANCSHARES, INC. Performance and Equity Incentive Plan is amended and restated effective as of the date hereof so that it reads in its entirety as follows:

ARTICLE I NAME AND PURPOSE

1.1 Name. The name of this Plan is the “OMNI BANCSHARES, INC. PERFORMANCE AND EQUITY INCENTIVE PLAN.”

1.2 Purpose. The purpose of the Plan is to enhance the profitability and value of the Company for the benefit of its shareholders by providing equity ownership opportunities and performance based incentives to better align the interests of officers and key employees with those of shareholders. The Plan is also designed to enhance the profitability and value of the Company for the benefit of its shareholders by providing stock and cash awards to attract, retain and motivate officers and other key employees who make important contributions to the success of the Company.

ARTICLE II DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a) Affiliate. A Subsidiary of the Company or any other entity designated by the Committee in which the Company owns at least a 50% interest (including, but not limited to, partnerships and joint ventures).

(b) Agreement. The document which evidences the grant of any Benefit under the Plan and which sets forth the Benefit and the terms, conditions and provisions of, and restrictions relating to, such Benefit.

(c) Benefit. Any benefit granted to a Participant under the Plan.

(d) Board. The Board of Directors of the Company.

(e) Cash Award. A Benefit payable in the form of cash.

(f) Change of Control. Change of control as used herein, means:

(i) The acquisition by a person or group (excluding, for this purpose, the Company or any employee benefit plan of the Company or the Bank) of beneficial ownership of securities representing 35% or more of the total voting power of the Company or the Bank or any successor of the Company or the Bank during any twelve (12) month period ending on the date of the most recent acquisition by such person or group;

(ii) The replacement of a majority of the members of the Board of Directors of the Company during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company prior to the date of the appointment or election;

(iii) There is consummated a merger, consolidation, share exchange or similar form of transaction involving (directly or indirectly) the Company or the Bank and, immediately after the consummation of such merger, consolidation, share exchange or similar form of transaction, the shareholders of the Company or the Bank, as the case may be, immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty (50%) percent of the total voting power of the surviving entity in such merger, consolidation, share exchange or similar transaction or (B) more than fifty (50%) percent of the total voting power of the parent of the surviving entity in such merger, consolidation, share exchange or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company or the Bank, as the case may be, immediately prior to such transaction; or

(iv) There is consummated a sale, lease, license or other disposition of fifty (50%) percent or more of the consolidated assets of the Company or fifty (50%) percent more of the assets of the Bank, other than a sale, lease, license or other disposition of fifty (50%) percent or more of the consolidated assets of the Company or fifty (50%) percent or more of the assets of the Bank to an entity of which more than fifty (50%) percent of the total voting power is owned by shareholders of the Company or Bank, as the case may be, in substantially the same proportions as their ownership of the outstanding voting securities of the Company or Bank immediately prior to such sale, lease, license or other disposition.

(g) Code. The Internal Revenue Code of 1986, as amended. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(h) Company. OMNI BANCSHARES, INC.

(i) Committee. The Company’s Executive Compensation Committee or its successor.

(j) Common Stock. The Company’s $1.00 par value Common Stock.

(k) Effective Date. The date the Board approved the Plan or in the event of options intended to qualify as ISO’s, the date of shareholder approval.

(l) Employee. Any person employed by the Employer.

(m) Employer. The Company and all Affiliates.

(n) Exchange Act. The Securities Exchange Act of 1934, as amended.

(o) Fair Market Value. The value of the Common Stock as of the relevant date of determination as determined by the Committee from time to time in accordance with a valuation methodology approved by the Committee.

(p) Fiscal Year. The taxable year of the Company which is the calendar year.

(q) ISO. An Incentive Stock Option as defined in Section 422 of the Code, as now constituted or subsequently amended.

(r) NQSO. A Non-Qualified Stock Option, which is an Option that does not meet the statutory requirements of an ISO.

(s) Option. An option granted to a Participant to purchase Shares granted under the Plan.

(t) Other Stock Based Award. An award under ARTICLE XVII that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(u) Parent. Any corporation (other than the Company or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time of the grant of an Option or other Benefit, each of the corporations (other than the Company or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v) Participant. An Employee who is granted a Benefit under the Plan. Benefits may be granted only to Employees.

(w) Performance Share. A Share awarded to a Participant under ARTICLE XV of the Plan.

(x) Plan. The OMNI BANCSHARES, INC. PERFORMANCE AND EQUITY INCENTIVE PLAN and all amendments and supplements to it.

(y) Restricted Stock. Shares issued under ARTICLE XIV of the Plan.

(z) Rule 16b-3. Rule 16b-3 promulgated by the SEC, as amended, or any successor rule in effect from time to time.

(aa) SAR. A Stock Appreciation Right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment.

(bb) SEC. The Securities and Exchange Commission.

(cc) Section 409A. Section 409A of the Code (or any successor provisions thereto).

(dd) Share. A share of Common Stock.

(ee) Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Benefit, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan, or between the Plan and an Agreement, relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically grants such Benefit shall control those in a different ARTICLE or in such Agreement.

ARTICLE III COMMON STOCK

3.1 Number of Shares. The number of Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan shall be 206,000, no more than 140,000 of which may be awarded to Participants who are or would be subject to Section 16 of the Exchange Act if the Common Stock were registered under the Exchange Act. Such Shares may be authorized but unissued Shares, reacquired Shares, Shares acquired on the open market specifically for distribution under this Plan, or any combination thereof.

3.2 Reusage. If an Option or SAR expires or is terminated, surrendered or canceled without having been fully exercised, if Restricted Shares or Performance Shares are forfeited, or if any other grant results in any Shares not being issued, the unused Shares covered by any such Benefit shall again be available for grant under the Plan to any Participant who is not subject to Section 16 of the Exchange Act.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares, or any other similar transaction, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of Shares or other securities or cash or other property that may be acquired pursuant to outstanding Awards under this Plan and the exercise or settlement price of such Awards provided, however, that any such adjustment shall be made in such a manner that will not affect the status of any Award intended to qualify (A) as an ISO under Code Section 422, (B) as exempt from coverage under Code Section 409A, or (C) as “performance based compensation” under Code Section 126(m), and (ii) the maximum number and type of Shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan.

ARTICLE IV ELIGIBILITY

4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer. Members of the Committee and any other person whose participation in the Plan would cause disqualification of a benefit plan intended to be qualified under Rule 16b-3 are ineligible to participate in the Plan.

ARTICLE V ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee or its successor subject to all governing laws now or hereinafter in effect and the express provisions hereof. The Committee shall consist of three or more members of the Board who are “disinterested persons” as defined in Rule 16b-3 and are “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

5.2 Authority. Subject to governing laws and the express provisions of the Plan, the Committee shall have sole authority to: (a) determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the date of issuance and duration of all such grants; (b) determine the terms, conditions and provisions of, and restrictions relating to, each Benefit granted, including without limitation those related to vesting, payments and exercisablility; (c) interpret and construe the Plan and all Agreements; (d)

prescribe, amend and rescind rules and regulations relating to the Plan; (e) make all determinations necessary or advisable in administering the Plan, including without limitation determinations as to whether (and insofar as what date) a Participant has commenced or experienced a termination of employment; provided, however, that to the extent full or partial payment of any Benefit that constitutes a deferral of compensation subject to 409A is made upon or as a result of a Participant’s termination of employment, the Participant will be considered to have experienced a termination of employment if, and only if, the Participant has experienced a separation from service with the Participants’ Employer for purposes of Section 409A; (f) determine the content and form of all Agreements; (g) determine all questions relating to Benefits under the Plan; (h) maintain accounts, records and ledgers relating to Benefits; (i) maintain records concerning its decisions and proceedings; (j) employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and (k) do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the purposes of the Plan.

5.3 Performance Based Benefits. Since the primary purpose of the Plan is to provide performance based incentives, the Shares which may be issued or sold or for which Options, SARs or Performance Shares may be granted under the Plan in any Fiscal Year shall be payable solely on account of the attainment of performance goals established by the Committee at the time such Benefit is granted. Such performance goals will be based upon one or more of the following performance based criteria, either on a Company-specific basis or in comparison with peer group performance: return on net assets, return on assets, return on equity, return on capital, return on revenues, cash flow, book value, Share price performance (including Options and SARs tied solely to appreciation in the fair market value of the Shares), earnings per Share, price earnings ratio, total quality management score calculated generally in accordance with criteria and scoring procedures specified by the Bank Compensation Strategies Group or such other performance based criteria adopted by the Board from time to time.

5.4 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee, Employees, or committee of Employees except as would be required by Rule 16b-3 with respect to benefits granted to individuals who are or would be subject to Section 16 of the Exchange Act if the Common Stock was registered under the Exchange Act, or as otherwise required for compliance with other applicable law.

5.5 Decisions of Committee and its Delegates. All decisions made by the Committee, or (unless the Committee has specified an appeal process to the contrary) any other person or persons to whom the Committee has delegated authority, pursuant to the provisions hereof shall be final and binding on all persons.

5.6 No Liability. Subject to applicable law: (i) no member of the Committee shall be liable for anything whatsoever in connection with the exercise of authority under the Plan or the administration of the Plan except as such person’s own willful misconduct; (ii) under no circumstance shall any member of the Committee be liable for any act or omission of any other member of the Committee; and (iii) in the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

ARTICLE VI AMENDMENT OF PLAN

6.1 Power of Committee. The Committee shall have the right and power to amend the Plan at any time and from time to time; provided, however, that the Committee may not amend the Plan, without approval of the shareholders of the Company, in a manner which would: (a) cause Options which are intended to qualify as ISOs to fail to qualify; (b) cause the Plan to fail to meet the requirements of Rule 16b-3 if the Common Stock were registered under the Exchange Act; or (c) violate applicable law.

ARTICLE VII TERM AND TERMINATION OF PLAN

7.1 Term. The Plan shall commence as of the Effective Date. No Benefit shall be granted pursuant to the Plan on or after the fifteenth anniversary date of the Effective Date, but Benefits granted prior to such fifteenth anniversary may extend beyond that date to the date(s) specified in the Agreement(s) covering such Benefits.

7.2 Termination. Subject to ARTICLE VIII, the Plan may be terminated at any time by the Committee.

ARTICLE VIII MODIFICATION OR TERMINATION OF BENEFITS

8.1 General. Subject to the provisions of Section 8.2, the amendment or termination of the Plan shall not materially adversely affect a Participant’s rights to or under any Benefit granted prior to such amendment or termination.

8.2 Committee’s Right. Except as may be provided in an Agreement, any Benefit granted may be converted, modified, forfeited or canceled, to the extent permitted by governing law, prospectively or retroactively, in whole or in part, by the Committee, but, subject to Section 8.3, no such action may materially adversely affect the rights of any Participant without the Participant’s consent.

8.3 Termination of Benefits under Certain Conditions. The Committee shall have the right at any time, without Participant’s consent and whether or not the Participant’s rights are materially adversely affected thereby, to amend or modify the Plan or any Benefit under the Plan in any manner that the Committee considers necessary or advisable to comply with any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement. Notwithstanding the preceding sentence, neither the Board or the Committee may accelerate the payment or settlement of any Benefit, including without limitation any Benefit subject to a prior deferral election that constitutes a deferral of compensation for purposes of Section 409A, except to the extent such would not result in Participant incurring interest or additional tax under Section 409A. Provided further, the Committee may cancel any unexpired, unpaid, or deferred Benefit at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Agreement or if the Participant, whether or not the Participant is currently employed by an Employer, acts in a manner contrary to the best interests of the Company or any Affiliate.

ARTICLE IX AGREEMENTS AND CERTAIN BENEFITS

9.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit shall be subject to, and conditioned upon, the recipient’s execution of any Agreement required by the Committee. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.

9.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not necessarily be limited to, the following: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death, disability, change of duties or termination of employment; the Benefit’s conditions; subject to the provisions of Section 10.2, when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

9.3 Certain Benefits. Any Benefit granted to an individual who is or would be subject to Section 16 of the Exchange Act if the Common Stock were registered under the Exchange Act shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant, his or her guardian or legal representative. The designation of a beneficiary by such individual shall not constitute a transfer.

ARTICLE X TANDEM AWARDS AND REISSUANCE OF OPTIONS

10.1 Tandem Awards. Benefits may be granted by the Committee, individually or in tandem, provided, however, that no Benefit except SARs may be granted in tandem with an ISO.

10.2 Cancellation and Reissuance of Options. The Committee will not permit the repricing of Options by any method, including by cancellation and reissuance.

ARTICLE XI PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

11.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment by a Participant to the Company, the amount due the Company is to be paid: (a) in cash; (b) by the surrender of all or part of a Benefit (including the Benefit being exercised); (c) by the tender to the Company of Shares owned by the Participant and registered in the Participant’s name having a Fair Market Value equal to the amount due to the Company; (d) in other property, rights and credits, deemed acceptable by the Committee including the Participant’s promissory note; or (e) by any combination of the payment methods specified in (a) through (d) above. Notwithstanding the foregoing, any method of payment other than in cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Shares purchased pursuant to an Option and any payment to the Company for other Benefits shall be added to the general funds of the Company or to the reacquired Shares held by the Company, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

11.2 Dividend Equivalents. Grants of Benefits in Shares or Share equivalents may include dividend or dividend equivalent payments or dividend credit rights.

11.3 Deferral. The right to receive any Benefit under the Plan may be deferred by the Committee subject to applicable law and the expressed provisions hereof for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares.

To the extent a Benefit constitutes a deferral of compensation subject to Section 409A, the Committee shall set forth in writing (which may be in an electronic form), on or before the date the applicable deferral election is required to be irrevocable in order to meet the requirements of Section 409A, the conditions under which such election may be made.

11.4 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to a Benefit (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Committee, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to such Benefit (or exercise thereof).

11.5 Withholding Arrangements. The Committee in its sole discretion and pursuant to such procedures as the Committee may specify from time to time may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with a Benefit by paying, at the Company’s option: (i) cash, or (ii) other property, including the tender of previously owned Shares, or the withholding of otherwise deliverable Shares, in each case having a Fair Market Value equal to the amount sufficient to satisfy the withholding obligations.

ARTICLE XII OPTIONS

12.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan subject to the terms and conditions established by the Committee in connection with the Options and specified in the applicable Agreement.

12.2 Option Price. The purchase price for Shares under any ISO and any NQSO shall be no less than 100% of the Fair Market Value of the Shares at the time the Option is granted.

12.3 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of applicable law, particularly Section 422 of the Code or any successor statute in effect from time to time.

12.4 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO.

12.5 Determination by Committee. Except as otherwise provided in Section 12.2 through Section 12.4, the terms of all Options shall be determined by the Committee.

ARTICLE XIII SARS

13.1 Grant and Payment. The Committee may grant SARs, subject to terms and conditions established by the Committee. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Shares, or in any combination of cash and Shares, as the Committee shall determine.

13.2 Exercise Price. The Committee shall establish (or shall authorize the method of establishing) the exercise price of all SARs granted under the Plan, except that the exercise price of a SAR shall not be less than 100% of the Fair Market Value of the Shares at the time of the grant.

13.3 Grant of Tandem Award. If SARs are granted in tandem with an Option, the exercise of the Option shall cause a proportional reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a proportional reduction of the Shares under such Option. If SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

13.4 Payment of Award. SARs shall be paid by the Company to a Participant, to the extent payment is elected by the Participant (and is otherwise due and payable), after the date on which such election is made in accordance with the Agreement granting any such award.

ARTICLE XIV RESTRICTED STOCK

14.1 Description. The Committee may grant Benefits in Shares as Restricted Stock with such terms and conditions as may be determined by the Committee. Shares of Restricted Stock shall be issued and delivered at the time of the grant or as otherwise determined by the Committee, but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock shall bear a legend referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. As determined by the Committee at the time of the grant, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant. The Committee may (but is not obligated to) require that any dividends on such shares shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions as the underlying Benefit.

14.2 Nontransferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend with respect to such Shares.

ARTICLE XV PERFORMANCE SHARES

15.1 Description. Performance Shares represent the right of a Participant to receive Shares or cash equal to 100% of the Fair Market Value of such Shares at a future date in accordance with the terms and conditions of a grant. The terms and conditions shall be determined by the Committee, but generally are expected to be based substantially upon the attainment of targeted financial performance objectives.

15.2 Grant. The Committee may grant an award of Performance Shares at such times, in such amounts and under such terms and conditions as it deems appropriate.

ARTICLE XVI CASH AWARDS

16.1 Grant. The Committee may grant Cash Awards at such times and in such amounts as it deems appropriate subject to Board approval.

16.2 Restrictions. As determined by the Committee in its sole discretion, Cash Awards may be subject or not subject to conditions, restricted or nonrestricted, vested or subject to forfeiture, and may be payable currently or in the future or both.

ARTICLE XVII OTHER STOCK BASED AWARDS AND OTHER BENEFITS

17.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards, to the extent permitted by law, which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

17.2 Other Benefits. The Committee shall have the right to provide other types of Benefits under the Plan, to the extent permitted by and in accordance with law, in addition to those specifically listed, if the Committee believes that such Benefits would further the purposes for which the Plan has been established and the interest of the Company.

ARTICLE XVIII MISCELLANEOUS PROVISIONS

18.1 Termination of Employment. If the employment of a Participant by the Employer terminates for any reason, all unexercised, deferred, and unpaid Benefits may be exercisable or paid only in accordance with rules established by the Committee. Subject to applicable law, these rules may provide, as the Committee may deem appropriate, for the expiration, forfeiture, continuation, or acceleration of the vesting, except as may be provided in an Agreement, of all or part of the Benefits.

18.2 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments or deliveries of Shares not yet made to a Participant by the Company, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments hereunder consistent with the foregoing.

18.3 Designation of Beneficiary. A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries as the Committee may from time to time prescribe) to exercise, in the event of the death of the Participant, an Option, or to receive, in such event, any Benefits. The Committee reserves the right to review and approve beneficiary designations. A Participant may from time to time revoke or change any such designation of beneficiary and any designation of beneficiary under the Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee shall be in doubt as to the right of any such beneficiary to exercise any Option or to receive any Benefit, the Committee may determine to recognize only an exercise by the legal representative of the recipient, in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.

18.4 Nontransferability. Unless otherwise determined by the Committee or specified in an Agreement, (i) no Benefit granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by beneficiary designation, will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order, and (ii) a Benefit granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative; except that, no ISO may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant’s lifetime, by the Participant’s guardian or legal representative.

18.5 Rule 16b-3. With respect to Participants who are or would be subject to Section 16 of the Exchange Act if the Common Stock were registered under the Exchange Act, transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

18.6 Underscored References. The underscored references contained in the Plan and in any Agreement are included only for convenience, and they shall not be construed as a part of the Plan or Agreement or in any respect affecting or modifying its provisions.

18.7 Number and Gender. The masculine, feminine and neuter, wherever used in the Plan or in any Agreement, shall refer to either the masculine, feminine or neuter; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

18.8 Governing Law. The place of administration of the Plan and each Agreement shall be in the State of Louisiana, and this Plan and each Agreement shall be construed and administered in accordance with applicable federal laws and regulations and the laws of the State of Louisiana (without giving effect to principles relating to conflict of laws). The Louisiana Business Corporation Law shall govern issues related to the validity and issuance of Shares.

18.9 Purchase for Investment. The Committee may require each person purchasing or receiving Shares pursuant to a Benefit to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

18.10 No Employment Contract. Neither the adoption of the Plan nor any Benefit granted hereunder shall confer upon any Employee any right to continued employment nor shall the Plan or any Benefit interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

18.11 No Effect on Other Benefits. The receipt of Benefits under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

18.12 Severability. In the event any provision of the Plan or of any Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan or the Agreement, and the Plan and/or the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.